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NATIONAL PRESTO INDUSTRIES, INC. AND SUBSIDIARIES
STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
Three Months and Six Months Ended July 2, 1995 and July 3, 1994
             (Unaudited)
(In thousands except per share data)
                                                                    THREE MONTHS ENDED        SIX MONTHS ENDED
                                                                     1995         1994        1995         1994

Net Earnings                                                     $   2,497   $    2,220   $   5,044   $    4,412

Add interest expense related to convertible
   debenture, net of income taxes                                       80           80         160          160


Adjusted net earnings  (1)                                       $   2,577   $    2,300   $   5,204   $    4,572

Weighted average common shares outstanding                           7,339        7,336       7,339        7,336

Common equivalent shares from the assumed
   debenture conversion                                                122          114         122          114

Adjusted common and common equivalent shares  (2)                    7,461        7,450       7,461        7,450

Net earnings per common and common equivalent
   shares outstanding  (1/2)                                     $    0.35   $     0.30   $    0.70   $     0.61

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